EXHIBIT 99.1

                           MEMORANDUM OF UNDERSTANDING


         This Memorandum of Understanding is between Nextel Communications, Inc. ("Nextel"), Unrestricted Subsidiary Funding Company ("USFC") and Option Acquisition, L.L.C. ("Option Acquisition"), and is dated as of April 11, 1997.

I.       Current Status.

         A. USFC, a wholly-owned subsidiary of Nextel, has acquired from an affiliate of Comcast Corporation ("Comcast") options held by such Comcast affiliate to acquire 25 million shares of Nextel (the "Comcast Options"). The purchase price paid for such Comcast Options was $1.00 per share, or a total of $25 million.

         B. Option Acquisition wishes to enter into a transaction with Nextel and USFC wherein Option Acquisition would obtain from USFC certain rights in and to the Comcast Options, which rights would in turn be exchanged with (or surrendered for cancellation to) Nextel, for the issuance by Nextel to Option Acquisition of new options to acquire 25 million shares of Nextel (the "New Options"), which New Options would have terms and conditions that would generally parallel those of the Comcast Options but would also contain certain terms and conditions additional to, or different from, those contained in the Comcast Options.

II.      Acquisition of New Options.

         A. Option Acquisition would pay USFC a total of $25 million in cash in return for the right to cause the Comcast Options to be exchanged or canceled in connection with the issuance of the New Options as described below in this
Section II. The closing of the transaction respecting the Comcast Options described in this paragraph

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A would be  contingent  upon and subject to the  contemporaneous  closing of the transactions relating to the issuance of the New Options connected therewith, as described below in this Section II.

          B. Simultaneously with the transactions described in paragraph A above, and without the payment of any additional amount by Option Acquisition (but in consideration of the agreements and commitments of Option Acquisition set forth herein and of Digital Radio L.L.C. set forth in a Memorandum of Understanding with Nextel of even date), Nextel will issue and Option Acquisition will acquire the New Options. The New Options will permit the holder thereof to purchase up to a total of 25 million Nextel shares, of which 15 million of such New Options would be exercisable to acquire 15 million Nextel shares at an exercise price of $16.00 per share, and the remaining 10 million of such New options would be exercisable to acquire 10 million Nextel shares at an exercise price of $18.00 per share, and such New Options will provide that they may be exercised at any time prior to 6:00 p.m. New York local time on July 28, 1998.

          C. Subject to applicable securities laws, the New Options or any shares obtained on exercise of the New Options ("New Shares") may be sold or otherwise transferred by Option Acquisition in accordance with the following:
(i) if the proposed transfer (or series of related proposed transfers) relates to New Options and/or New Shares representing less than 5,000,000 shares of Nextel Common Stock, or to a proposed transfer of any number of New Shares to be effected pursuant to a broadly-disseminated underwritten secondary public offering, such proposed transfer may be effected by Option Acquisition in its sole discretion and (ii) in any other case, such proposed transfer shall not be effected without the prior consent of Nextel, which shall not be unreasonably withheld or delayed. Transfers of equity interests in Option

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Acquisition  (which  as of  the  Closing  will  be  wholly  owned,  directly  or indirectly, by Craig O. McCaw, his brothers and mother) shall be treated, on a proportionate and derivative basis, as transfers of the New Options and/or New Shares held by Option Acquisition at the relevant time. A transferee of New Options and/or New Shares received in accordance with clause (ii) above shall be required to agree that future transfers by such transferee shall be subject to the same standards and procedures as outlined above for proposed transfers by Option Acquisition.

         D. Any party to which the New Options or any New Shares may be transferred by Option Acquisition, having exercised such New Options and continuing to hold no fewer than 10 million New Shares shall be entitled to election of one director of Nextel as designated by such investor; provided that the person so designated must undergo the normal process and meet reasonable criteria for approval as a proposed director, involving both the Operations Committee and the full Board of Directors of Nextel; and further provided that
(i) such right may not be transferred to or exercised by a controlled affiliate of Craig O. McCaw, (ii) such right may not be transferred to or exercised by any person or entity that has a 5% or greater equity ownership interest in any entity that provides terrestrial - based wireless communications services in competition with Nextel in any of its markets, unless approved by at least two-thirds of the Nextel directors (excluding directors who have been designated to the Nextel Board by Craig O. McCaw or his controlled affiliates), (iii) such right shall terminate automatically, and such designated director shall have agreed to resign from the Nextel Board at Nextel's request, when the relevant investor ceases to hold the requisite threshold level of Nextel equity and (iv) such right shall be transferable only by Option Acquisition to a single investor, and shall not be capable of further transfer or assignment.

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         E. So long as Option  Acquisition is directly or indirectly  controlled by Craig O. McCaw, Nextel will permit any and all of the New Shares held by Option Acquisition to be included as "Registrable Securities" (as such term is defined in and for purposes of the Registration Rights Agreement entered into as of July 28, 1995, as amended, by and among Nextel and Digital Radio L.L.C. (the "Registration Agreement")) for purposes of any exercise of demand or piggyback registration rights pursuant to such Registration Agreement. In addition, Nextel shall grant to Option Acquisition two additional demand registration rights and unlimited piggyback rights exercisable by such investor with respect to any and all of the New Shares. The minimum number of New Shares which may utilize such right is 3,000,000 New Shares. Such registration rights shall be at Nextel's expense and shall be included in a separate agreement in form and substance similar in all material respects to the Registration Agreement, and which shall be entered into by Nextel and Option Acquisition at or prior to the closing of the acquisition of the New Options. The registration rights under such agreement shall be assignable by Option Acquisition, in whole or in part, to not more than two additional non-affiliated entities who receive from Option Acquisition New Options or New Shares representing (as to each such entity) at least 3,000,000 shares of Nextel Common Stock. No entity (including, without limitation, Option Acquisition) may exercise registration rights with respect to the New Shares (x) prior to January 1, 1999 or (y) if such entity, in reliance on Rule 144 (or any amended or replacement rule then in effect), could dispose of the New Shares sought to be registered in the ninety (90) day period commencing on the date of the relevant registration request.

         F. The transactions contemplated by this Section II shall be conditioned upon Nextel obtaining the required consents of the holders of each outstanding issue of

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Nextel's  public notes (the "Notes") to amendments to the indentures  governing the Notes (the "Indentures") that would permit Nextel to incur additional borrowings. Such amendments shall be on terms and conditions reasonably satisfactory to Option Acquisition and shall allow Nextel (i) to incur debt evidenced by unsecured notes issued on or prior to December 31, 1997 for which Nextel will receive gross proceeds of up to $350 million, (ii) to incur additional debt in an aggregate amount up to two times the aggregate net proceeds received by Nextel from the issuance of certain qualifying equity securities (excluding the proceeds received in connection with the exercise by Digital Radio, L.L.C. of the options expiring on July 28, 1997), and (iii) to incur certain additional categories of permitted debt in an aggregate amount of up to $2.5 billion.

III.     Future Documentation.

         The parties hereto and their respective representatives and advisors will use their best efforts in good faith to prepare and finalize appropriate definitive documentation as soon as is practicable to implement the undertakings and related matters contemplated by this Memorandum of Understanding. Such definitive documentation shall be in all respects consistent with the terms and conditions set forth herein, shall contain representations and warranties as indicated in Section IV below and such other representations, warranties, covenants and other terms and conditions as are customary and appropriate for transactions of this type and otherwise shall be reasonably acceptable to each of the parties. The parties each shall use their respective best efforts in good faith to obtain all necessary governmental, judicial and third party consents required to implement any of the matters contemplated herein, and agree that such parties' mutual objective is enter into definitive documentation (subject to the matters discussed above) as soon as is practicable.

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IV.      Representations and Warranties

         A. Nextel shall make reasonable representations and warranties as to the current status of its business, as to the consummation of acquisition of the Comcast Options, and as to other matters reasonably requested by Option Acquisition.

         B. Option Acquisition shall make representations as to its authority and power, and such other representations as may reasonably be requested by Nextel.

         C. The final documentation shall provide that, assuming compliance with any relevant federal or state securities and antitrust laws, no decision by Option Acquisition to exercise and/or to transfer any of the New Options shall be subject to the need to seek or obtain any consent or approval of, or make any notice to or filing with, any third party (other than the consent of Nextel, if relevant, as provided in Section II.C. above) or any governmental agency, court or similar governmental or judicial body.


                            NEXTEL COMMUNICATIONS, INC.


                            By: /s/Steven Shindler
                            Its: Steven Shindler, Senior Vice President & CFO


                            UNRESTRICTED SUBSIDIARY
                            FUNDING COMPANY



                            By: /s/Steven Shindler
                            Its: Steven Shindler, Senior Vice President & CFO


                            OPTION ACQUISITION, L.L.C.

                            By: /s/Dennis Weibling
                            Its: President



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